Exhibit 99

News Release NYSE: MYE
FOR IMMEDIATE RELEASE
Myers Industries Reports 2010 Second Quarter Results
July 22, 2010, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today reports results for the second quarter ended June 30, 2010. Key performance from continuing operations includes:
•	Net sales for the second quarter were $175.9 million, an increase of 6% compared to $165.4 million in the comparable quarter of 2009, primarily from higher unit volumes.

•	The Company reported a loss, net of taxes, of $1.1 million or $0.03 per share compared to a loss of $0.7 million or $0.02 per share in the second quarter of 2009. The loss in the 2010 second quarter is attributable to a rapid increase in raw material costs. Given the seasonal timing of this pressure, higher costs were not fully recoverable in the Lawn and Garden Segment. This negative effect offset strong profit improvement in the Engineered Products and Distribution Segments.

•	Loss from continuing operations in the second quarter includes special pre-tax expenses of approximately $1.6 million, primarily related to movement of machinery from closed manufacturing facilities and other restructuring activities. The loss in the second quarter of 2009 includes special pre-tax expenses of $7.4 million, primarily related to restructuring and asset impairment.

•	Gross profit was 19.3% in the second quarter compared to 25.0% in the same period of 2009. The decline in gross profit was primarily due to the impact of higher raw material costs on the Lawn and Garden Segment. Volume, pricing and restructuring benefits offset higher raw material costs in the Material Handling and Engineered Products Segments.
“Raw material cost pressures during the quarter created a severe impact on our performance, primarily in the Lawn and Garden Segment,” said President and Chief Executive Officer John C. Orr. “The unusual timing of cost increases, during that industry’s busy spring season, adversely affected our ability to recover costs through the segment’s pricing options in place at the time. Despite the frustrating challenge with Lawn and Garden costs, our other three business segments continued to show positive signs from recovery in their markets.”
Results from Continuing Operations — As Reported, Second Quarter Ended June 30, 2010:
$ millions, except per share data

	Second Quarter Ended June 30
Consolidated Results:	2010	2009	% Change
Net Sales	$175.9	$165.4	6%
Loss Before Taxes	$(1.9)	$(2.2)	—
Loss, Net of Taxes	$(1.1)	$(0.7)	—
Loss Per Share	$(0.03)	$(0.02)	—

Segment	Second Quarter Ended June 30			Segment Income	Second Quarter Ended June 30
Net Sales	2010	2009	% Change	(Loss) Before Taxes	2010	2009	% Change
Lawn & Garden	$45.2	$42.8	6%	Lawn & Garden	$(5.5)	$1.2	—
Material Handling	$62.7	$65.5	- 4%	Material Handling	$3.5	$3.6	- 3%
Distribution	$44.0	$40.2	9%	Distribution	$3.6	$2.5	44%
Engineered Products	$29.7	$21.3	39%	Engineered Products	$3.1	$0.7	343%
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Reports 2010 Second Quarter Results— 07/22/10	page 2 of 5
For the quarter, sales in markets across the Company’s business segments continued to show improvement. The Material Handling Segment was strengthened by traditional business for reusable bulk containers, as well as sales of storage products to catalogers. In the Lawn and Garden Segment, grower demand for containers continued to improve. In the Distribution Segment, supply sales benefitted from stronger replacement tire sales. Engineered Products Segment sales continued strong growth from recreational vehicle, marine and transplant automotive markets.
While raw material cost pressures adversely affected the Lawn and Garden Segment results, profitability in the Engineered Products Segment continued to show strong improvements through pricing and volume gains, while Material Handling Segment results were reinforced by favorable pricing and product mix. Distribution Segment profitability improved from the prior quarter, and the prior year’s second quarter, due to a favorable mix of supply sales and volume gains.
Results from Continuing Operations — As Reported, Six Months Ended June 30, 2010:
$ millions, except per share data

	Six Months Ended June 30
Consolidated Results:	2010	2009	% Change
Net Sales	$362.3	$348.1	4%
Income Before Taxes	$6.8	$8.0	- 15%
Income, Net of Taxes	$4.4	$5.5	- 20%
Income Per Share	$0.13	$0.16	- 19%

Segment	Six Months Ended June 30			Segment Income	Six Months Ended June 30
Net Sales	2010	2009	% Change	(Loss) Before Taxes	2010	2009	% Change
Lawn & Garden	$114.7	$119.2	- 4%	Lawn & Garden	$(0.7)	$12.8	—
Material Handling	$122.9	$123.6	- 1%	Material Handling	$8.9	$10.2	- 13%
Distribution	$82.7	$76.5	8%	Distribution	$6.5	$4.7	38%
Engineered Products	$54.2	$41.1	32%	Engineered Products	$5.6	$(0.3)	—
For the six-months ended June 30, 2010, overall sales volume increased 4%, reflecting the improving economic conditions experienced across many of the Company’s end markets. Gross profit was 21.8% in the first half of 2010 compared to 27.8% in the first half of 2009. Lower profitability was driven by steady increases in raw material costs through the first half of the year. This mitigated the positive impact of volume gains, cost reductions and margin improvements achieved during the first half of 2010.
Income from continuing operations for the first half of 2010 includes special pre-tax expenses of approximately $2.5 million, primarily related to restructuring activities, which were partially offset by a gain of $0.7 million. For the same period in 2009, income from continuing operations includes special pre-tax expenses of approximately $13.6 million, primarily related to restructuring and asset impairment.
Summary & Outlook for 2010
While the Company delivered favorable top line improvement, driven primarily through the Engineered Products and Distribution Segments, the seasonal timing of higher raw material costs impacting the Lawn and Garden Segment created unfavorable profit results. Despite the difficult quarter in Lawn and Garden, unit volumes in the segment were higher, and raw material costs declined late in the quarter. Entering the second half of the year, the Company expects to continue to realize benefits from its restructuring activities in Lawn and Garden and continues to focus on developing new grower business and key customer commitments for the 2011 season.
The Company’s financial position remains strong and well-positioned to drive growth. “While we are cautious in our outlook, we are optimistic that end markets will continue to recover,” Orr said. “The Company’s management of cash and available credit lines is providing opportunities to invest and grow the business through internal investment, new technology and evaluation of potential acquisitions.”
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Myers Industries Reports 2010 Second Quarter Results— 07/22/10	page 3 of 5
Earlier, the Company announced that its Ameri-Kart business acquired new patent-pending marine fuel tank filling technology from Enviro-Fill, Inc. This unique technology will help boat manufacturers meet mandatory 2011 refueling and emission requirements from the Environmental Protection Agency (EPA).
The technology purchase will enhance Ameri-Kart’s growth as a key supplier to the marine market in the Company’s Engineered Products Segment.
In addition, the Company is reviewing several options for realigning its industry-leading Distribution Segment operations to decrease costs and enhance customer service. Updates on any such program will be provided in future earnings releases as potential actions are implemented.
Investor Conference Call
The Company will host an investor conference call at 1 p.m. Eastern time today, July 22, to review its performance for both the quarter and six-month periods. Participants from Myers will include John C. Orr, president and chief executive officer, David B. Knowles, executive vice president and chief operating officer, and Donald A. Merril, vice president and chief financial officer.
Investors and analysts may access the call at (877) 407-8033; international callers use (201) 689-8033. Callers are asked to sign on at least five minutes in advance. The call will also be available via a live webcast. To access the webcast or a replay, visit the Company’s web site, www.myersindustries.com, and click on the Investor Relations tab at the top.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $701.8 million in 2009. Visit the web site at www.myersind.com to learn more.
About the 2010 Second Quarter Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter ended June 30, 2010. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking” and involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report and Form 10-K for the most recently ended year. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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Myers Industries Reports 2010 Second Quarter Results— 07/22/10	page 4 of 5
MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales	$175,906	$165,439	$362,329	$348,128
Cost of Sales	141,955	124,134	283,465	251,343

Gross Profit	33,951	41,305	78,864	96,785
Selling, General and Administrative Expenses	33,960	40,510	68,392	82,094
Impairment Charges	—	891	—	2,162

Operating (Loss) Income	(9)	(96)	10,472	12,529
Interest Expense, Net	1,851	2,099	3,651	4,500

Income (Loss) from Continuing Operations Before Income Taxes	(1,860)	(2,195)	6,821	8,029
Income Tax (Benefit) Expense	(761)	(1,470)	2,390	2,497

Income (Loss) from Continuing Operations	(1,099)	(725)	4,431	5,532
Income from Discontinued Operations, Net of Tax	—	(676)	—	(1,831)

Net Income (Loss)	$(1,099)	$(1,401)	$4,431	$3,701

Income (Loss) Per Basic & Diluted Common Share
Continuing Operations	$(0.03)	$(0.02)	$0.13	$0.16
Discontinued Operations	0.00	(0.02)	0.00	(0.05)

Net Income (Loss) Per Share	$(0.03)	$(0.04)	$0.13	$0.10

Weighted Average Common Shares Outstanding	35,303,727	35,266,400	35,297,283	35,257,399

CONDENSED STATEMENTS OF FINANCIAL POSITION
($ in thousands)

	June 30,	December 31,
	2010	2009

Assets
Current Assets	$200,229	$206,548
Other Assets	146,844	145,000
Property, Plant & Equipment	152,016	158,418

	$499,089	$509,966

Liabilities & Shareholders’ Equity
Current Liabilities	$145,754	$169,025
Long-term Debt, less current portion	51,410	38,890
Deferred Income Taxes	38,208	38,371
Other Liabilities	5,714	5,682
Shareholders’ Equity	258,003	257,998

	$499,089	$509,966

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Myers Industries Reports 2010 Second Quarter Results— 07/22/10	page 5 of 5
MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INCOME BEFORE TAXES BY SEGMENT ($ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Lawn & Garden
Income (Loss) before taxes, as reported	(5.5)	1.2	(0.7)	12.8

Restructuring expenses	0.1	3.0	0.1	5.5
Fixed asset impairment	0.0	1.2	0.0	1.5

Income (Loss) before taxes, as adjusted	(5.4)	5.4	(0.6)	19.8

Material Handling
Income before taxes, as reported	3.5	3.6	8.9	10.2

Restructuring expenses	0.6	0.1	1.0	0.1
Gain on plant sale	0.0	0.0	(0.7)	0.0

Income before taxes, as adjusted	4.1	3.7	9.2	10.3

Engineered Products
Income (Loss) before taxes, as reported	3.1	0.7	5.6	(0.3)

Restructuring expenses	0.2	0.2	0.5	0.2
Fixed asset impairment	0.0	0.0	0.0	1.0

Income before taxes, as adjusted	3.3	0.9	6.1	0.9

Distribution
Income before taxes, as reported	3.6	2.5	6.5	4.7

Restructuring Expenses	0.3	0.0	0.3	0.0

Income before taxes, as adjusted	3.9	2.5	6.8	4.7

Corporate and interest expense
Income before taxes, as reported	(6.5)	(10.2)	(13.5)	(19.4)

Restructuring — consulting fees and other	0.4	2.9	0.6	5.3

Income before taxes, as adjusted	(6.1)	(7.3)	(12.9)	(14.1)

Consolidated
Income (Loss) from continuing operations before taxes, as reported	(1.9)	(2.2)	6.8	8.0
Restructuring expenses and other adjustments	1.6	7.4	1.8	13.6

Income (Loss) from continuing operations before taxes, as adjusted	(0.3)	5.2	8.6	21.6

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Condensed Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

Contact(s):	Donald A. Merril, Vice President & Chief Financial Officer — (330) 253-5592 Max Barton, Director, Corporate Communications, Investor Relations — (330) 253-5592
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